UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2006

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

(a) On October 31, 2006, Option One Mortgage Corporation (“OOMC”) and Option One Loan Warehouse Corporation (“OOLWC”), wholly owned subsidiaries of H&R Block, Inc. (the “Company”), entered into Omnibus Amendment Number Two to the Option One Owner Trust Facility dated as of October 31, 2006, among OOMC, OOLWC, Option One Owner Trust 2005-7 (the “Trust”), Wells Fargo Bank, N. A. (“Wells Fargo”), HSBC Securities (USA) Inc., HSBC Bank USA, N.A. (“HSBC”), and Bryant Park Funding LLC (the “Amendment”).

The primary purpose of the Amendment was to extend the term of OOMC’s off-balance sheet financing arrangement with HSBC to fund daily non-prime originations through March 31, 2007, subject to various triggers, events or occurrences that could result in earlier termination (the “HSBC Warehouse Facility”).

The HSBC Warehouse Facility provides funding totaling $1,000,000,000 for daily non-prime originations, subject to various triggers, events or occurrences that could result in earlier termination and bears interest at one-month LIBOR plus additional margin rates. The HSBC Warehouse Facility is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the HSBC Warehouse Facility. In addition, the HSBC Warehouse Facility permits HSBC at any time to require the Trust to redeem specified borrowed amounts outstanding under the HSBC Warehouse Facility.

Under the HSBC Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the HSBC Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2006.

Certain parties to the HSBC Warehouse Facility have other relationships with the Company or its affiliates. HSBC and an affiliate of Wells Fargo are lending parties pursuant to two $1,000,000,000 five-year revolving credit facilities maintained by Block Financial Corporation, as borrower, and the Company, as guarantor, with various lenders.

(b) On November 2, 2006, HRB Management, Inc., a wholly owned subsidiary of the Company, entered into an employment agreement with Carol Graebner to serve as Executive Vice President and General Counsel of the Company. Pursuant to this agreement, Ms. Graebner is employed on an “at will” basis, will receive an annual base salary of $400,000 and will participate in the Company’s short-term incentive program with an aggregate target incentive award of $240,000 with a minimum guaranteed incentive award of $200,000 for the fiscal year ended April 30, 2007. In addition, Ms. Graebner will be (i) granted a stock option award to purchase 50,000 shares of H&R Block Common Stock at an option price per share equal to the stock’s closing price on December 1, 2006 and (ii) awarded 10,000 restricted shares of H&R Block Common Stock. Ms. Graebner’s employment agreement also provides for severance benefits upon occurrence of a qualifying termination of employment, including a specified level of severance benefits upon an occurrence of certain “change in control” events.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01(a) of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Pursuant to the HSBC Warehouse Facility, OOMC provides a guarantee up to a maximum of approximately 10% of the aggregate principal balance of mortgage loans held by the Trust before ultimate disposition. This guarantee would be called upon if the sale of mortgage loans did not generate adequate proceeds to satisfy the Trust’s current or ultimate payment obligations. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to this guarantee would be approximately $100,000,000.

Item 8.01.	Other Events.

On November 6, 2006, the Company issued a press release announcing, among other things, that it (i) will evaluate strategic alternatives for its Option One Mortgage Corporation subsidiary and (ii) has revised its earnings guidance for fiscal year 2007. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(c)	Exhibits

Exhibit Number	Description
99.1	Press Release Issued November 6, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	November 6, 2006	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press Release issued November 6, 2006.